Exhibit 10.27

August 18, 2011

To:
Whitesmoke Inc.

Dear Sirs,

Re:  Irrevocable Undertaking

I, the undersigned, Yair Goldfinger, hereby irrevocably undertake to provide to Whitesmoke Inc. (the “Company”) an amount of $100,000, to be transferred by the undersigned to the Company within three (3) business days from receipt of a written request by the company for such funds.  Such request is to be received by me no later than October 31, 2011.

Should the Company request receipt of the funds the funds shall be granted as a convertible loan in accordance with the terms and conditions as the funds provided under the Convertible Loan agreement entered into between the Company and certain investors, dated January 2011, the terms of which I am familiar with.

Sincerely,

/s/ Yair Goldfinger

Yair Goldfinger